Exhibit 99.1

Demandware Announces CFO Transition

Burlington, Mass. – February 11, 2014 - Demandware®, Inc. (NYSE: DWRE), the industry’s leading provider of enterprise cloud commerce solutions, today announced that Scott Dussault, Executive Vice President, Chief Financial Officer of Demandware, plans to transition from the company to pursue other career opportunities. The company will be initiating a search to identify a CFO. To help ensure a smooth transition, Mr. Dussault plans to continue to serve as Chief Financial Officer of Demandware through June 6, 2014. Mr. Dussault will also be available to serve as an advisor to the company through early June 2015.

“On behalf of Demandware and the Board of Directors, I want to thank Scott for his significant contributions since joining Demandware in 2008,” stated Tom Ebling, Chief Executive Officer of Demandware. “Over the years, Scott has played an instrumental role in growing and scaling the company including our successful transition from a private to public company. While we will miss Scott’s leadership and many talents, we are pleased to benefit from his guidance through this transition period. We certainly wish Scott success in all his future career endeavors.”

The Board of Directors has appointed a CFO Search Committee. The Committee will work with Tom Ebling and an outside firm to help recruit the candidate.

While Mr. Dussault served as Chief Financial Officer, Demandware grew from $7.5 million in total revenue, 23 customers and 120 employees in 2008 to greater than $100 million in revenue, over 200 customers and more than 350 employees today. Mr. Dussault played an important role in two rounds of private funding and two public equity offerings for Demandware including its initial public offering.

Earlier today, Demandware reported record fourth quarter and full year 2013 financial results. The company will be hosting a conference call to discuss its financial results at 8:30 am ET today. To access the call, please +1 (866) 318-8611 in the U.S. or +1 (617) 399-5130 internationally. The passcode for the call is: 22636320. A live webcast of the call will also be available on the investor relations section of the company’s website. An audio replay will be available for one week following the conclusion of the call through February 18, 2014. The replay number is +1 (888) 286-8010 in the U.S. or +1 (617) 801-6888 internationally. The passcode for the replay is: 86170410. The replay will also be available as a webcast on Demandware’s Investor Relations Web site.

About Demandware

Demandware, a leader in digital commerce, enables the world’s premier retailers to move faster and grow faster in the changing face of retail. Demandware’s enterprise cloud platform minimizes the costs and complexities of running global, omni-channel commerce operations, and empowers retailers to respond with speed and agility to new market opportunities and continually evolving consumer expectations. For more information, visit www.demandware.com, call +1-888-553-9216 or email info@demandware.com.

Investor Relations Contact:

Erica Smith

Vice President, Investor Relations, Demandware

Office: 781-425-1222

Email: esmith@demandware.com